EXHIBIT 4.1

CSG SYSTEMS INTERNATIONAL, INC.,

as Issuer

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 26, 2021

TO

THE INDENTURE

Dated as of March 15, 2016

4.25% CONVERTIBLE SENIOR NOTES DUE 2036

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 26, 2021 (this “First Supplemental Indenture”), between CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation, as issuer (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of March 15, 2016 (the “Indenture”), providing for the issuance of the Company’s 4.25% Convertible Senior Notes due 2036 (the “Notes”);

WHEREAS, pursuant to Section 10.01(j) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of the Holders of the Notes to irrevocably elect a Settlement Method or a Specified Dollar Amount or to eliminate the Company’s right to elect a Settlement Method in accordance with the terms of the Indenture;

WHEREAS, the Company desires the Trustee to join with the Company in the execution of this First Supplemental Indenture in order to eliminate the right of the Company to elect Physical Settlement and to irrevocably elect a Specified Dollar Amount for any Combination Settlement, and in accordance with Section 10.01 of the Indenture, the Company has duly adopted and delivered to the Trustee resolutions of the Board of Directors authorizing the execution delivery of this First Supplemental Indenture, and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the execution of this First Supplemental Indenture is permitted by the Indenture and that all conditions precedent to its execution have been satisfied;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
IRREVOCABLE ELECTIONS

SECTION 1.1Irrevocable Election to Eliminate Physical Settlement.  The Company hereby irrevocably eliminates the right of the Company to choose Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this First Supplemental Indenture.

SECTION 1.2Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement, the Specified Dollar Amount per $1,000 principal amount of the Notes shall be no lower than $1,000.

ARTICLE II
MISCELLANEOUS

SECTION 2.1Relationship to Indenture.  This First Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 2.2Modification of the Indenture.  Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.

SECTION 2.3Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 2.4Execution in Counterparts; Electronic Signatures. The parties may sign any number of counterparts of this First Supplemental Indenture.  Each signed counterpart shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.  Delivery of an executed counterpart of a signature page to this First Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.  The words “execution,” “signed,” “signature,” and words of similar import in this First Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

SECTION 2.5Headings.  The headings of the Articles and the sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter, affect or restrict the meaning or interpretation of any provisions hereof.

SECTION 2.6The Trustee. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, and the Trustee assumes no responsibility for the same. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

SECTION 2.7Severability Clause.  If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this First Supplemental Indenture will continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By:/s/ Rolland B. Johns
Name: Rolland B. Johns
Title:   Executive Vice President and Chief

   Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title:  Vice President

[Signature Page to First Supplemental Indenture]